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                                                                    EXHIBIT 11.1


                             MCAFEE ASSOCIATES, INC.

                       COMPUTATION OF NET INCOME PER SHARE
                    (in thousands, except per share amounts)

                                       Three months ended June 30       Six months ended June 30
                                       --------------------------       ------------------------
                                            1997         1996               1997        1996
                                          -------      -------            -------      -------
Primary and Fully Diluted

Weighted average common shares
  outstanding for the period               50,699       47,127             50,150       46,848

Dilutive effect of options, net             3,459        5,489              3,734        5,358
                                          -------      -------            -------      -------
Shares used in per share calculation       54,158       52,616             53,884       52,206
                                          =======      =======            =======      =======
Net income                                $23,674      $ 9,400            $43,370      $10,483
                                          =======      =======            =======      =======
Net income per share                      $  0.44      $  0.18            $  0.81      $  0.20
                                          =======      =======            =======      =======
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